Exhibit 10.3
ALLEGHENY POWER SYSTEM, INC.
RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS
Amended and Restated as of January 1, 2008
1. Purpose. The purpose of this Restricted Stock Plan for Outside Directors (the “Plan”) is to enable Allegheny Power System, Inc. (“APS”) and its controlled subsidiaries (“Subsidiaries”) to attract and retain persons of outstanding competence to serve on the Boards of Directors of APS and its Subsidiaries by paying such persons a portion of their retainer fee in APS Common Stock pursuant to the terms hereof. The Plan is hereby amended and restated effective January 1, 2008 to update the Plan for certain changes in the applicable law and to make certain other clarifying changes.
2. Definitions.
     (a) The term “Change in Control” shall be deemed to mean, and to occur at, the time when either (i) any entity, person or group (other than APS, any subsidiary, or any savings, pension or other benefit plan for the benefit of employees of APS or its subsidiaries) which theretofore owned less than 20% of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding Common Stock or (ii) the election or appointment, within a twelve-month period, of persons to the APS Board of Directors who were not directors of APS at the beginning of such twelve-month period, whose election or appointment was not voted or approved in advance by a majority of those persons who were directors at the beginning of such period, and which newly elected or appointed directors shall constitute a majority of the APS Board of Directors.
     (b) The term “Outside Director” or “Participant” means a member of the Boards of Directors of APS and its Subsidiaries who is not, at any time during his service as a director, an employee (within the meaning of Section 3(6) of the Employee Retirement Income Security Act of 1974) of APS or any of its Subsidiaries.
     (c) The term “Subsidiary” means any corporation 50% or more of the outstanding Common Stock of which is owned, directly or indirectly, by APS.
     (d) The term “Service” shall mean service as an Outside Director.
3. Eligibility. All who serve as Outside Directors of APS and any of its Subsidiaries after calendar year 1994 shall be eligible to receive stock awards hereunder.
4. Stock Awards.
     (a) A total of 25,000 shares of APS Common Stock shall be available for awards under the Plan. Such shares shall be shares of APS Common Stock previously unissued or previously issued and reacquired by APS. Any restricted shares awarded under this Plan with respect to which the restrictions do not lapse and which are forfeited as provided herein shall be transferred into the record name of APS and again be available for other awards under the Plan.
     (b) Unless he or she chooses otherwise pursuant to Section 4(e), each Outside Director shall receive an annual award of 200 shares of APS Common Stock with respect to each calendar year or portion thereof during which he or she serves as an Outside Director beginning with the calendar year 1995. Awards shall be made in January of each year or as soon thereafter as all necessary regulatory approvals have been received. However, for the calendar year in which an Outside Director commences Service, the award of shares to such Outside Director for such year shall be made in the month in which his or her Service commences, if his or her Service commences after January 31 of such year. All awards of shares made hereunder shall be subject to the restrictions set forth in Section 5.
     (c) Subject to the provisions of Section 5, certificates representing shares of APS Common Stock awarded hereunder shall be registered in the name of the respective Participants. During the period of time such shares are subject to the restrictions set forth in Section 5, such certificates shall be endorsed with a legend to that effect, and shall be held by APS or an agent therefor. The Participant shall, nevertheless, have all the other rights of a shareholder, including the right to vote and the right to receive all cash dividends paid with respect to such shares. Subject to the requirements of applicable law, certificates representing such shares shall be delivered to the Participant within 30 days after the lapse of the restrictions to which they are subject.
     (d) If as a result of a stock dividend, stock split, recapitalization (or other adjustment in the stated capital of APS) or as the result of a merger, consolidation, or other reorganization, the common shares of APS are increased, reduced, or otherwise changed, the number of shares available and to be awarded hereunder shall be appropriately adjusted, and if by virtue thereof a Participant shall be entitled to new or additional or different shares, such shares to which the Participant shall be entitled shall be subject to the terms, conditions, and restrictions herein contained relating to the original shares. In the event that warrants or rights are awarded with respect to shares awarded hereunder, and the recipient exercises such rights or warrants, the shares or securities issuable upon such exercise shall be likewise subject to the terms, conditions, and restriction herein contained relating to the original shares.
     (e) (i) Each Outside Director may choose prior to the effective date of the Plan or prior to his/her initial election as a Director and annually thereafter to receive Alternate Shares in lieu of the annual award of shares subject to the restrictions set forth in Section 5. If the Director chooses to receive Alternate Shares, he/she shall receive certificates representing 200 shares of APS Common Stock free of the restrictions set forth in Section 5(a) and (b) but subject to the restriction set forth in Section 5(c).
          (ii) Any such choice will be effective only if made in a writing delivered to the Secretary of APS prior to the effective date of the Plan or, with respect to awards for years subsequent to 1995, prior to the date of the APS stockholders meeting held prior to the calendar year of the award. An Outside Director elected other than at an annual meeting who desires to choose not to receive shares restricted by Section 5 shall do so in a writing delivered to the APS Secretary prior to his/her election. Any choice so made shall continue in effect until the Outside Director shall timely deliver to the Secretary a writing revoking the prior choice.
          (iii) For the sake of clarity, no such elections shall be made or permitted for periods after 1999.
5. Restrictions.
     (a) Shares are awarded to a Participant on the condition that he or she serves as an Outside Director until:
          (i) the Participant’s death or disability; or
          (ii) the Participant’s failure to stand for re-election at the end of the term during which the Participant reaches age 65; or
          (iii) the Participant’s resignation or failure to stand for re-election prior to the end of the term during which the Participant reaches age 65 with the consent of the Board, i.e., approval thereof by at least 80% of the Directors voting thereon, with the affected Director abstaining; or
          (iv) the Participant’s failure to be re-elected after being duly nominated.
     For purposes of this Plan, “disability” shall mean a Participant’s complete and permanent inability, by reason of illness or accident, to perform his or her duties as a member of the Board, as determined by the Administration Committee based on medical evidence acceptable to it.
     Termination of Service of a Participant for any other reason, including, without limitation, any involuntary termination effected by Board action, shall result in forfeiture of all shares awarded. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the restrictions set forth in this Section 5 to which any shares awarded to a Participant are then still subject shall lapse, and termination of the Participant’s Service for any reason at any time after the occurrence of such Change in Control shall not result in the forfeiture of any such shares.
     Notwithstanding the foregoing provisions of this Section 5 and any other provision of the Plan to the contrary, to the extent the payment of any award of shares under the Plan constitutes the payment of “deferred compensation” that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Participant shall only receive such award of shares under the Plan upon the occurrence of an event set forth in Code Section 409A(2)(A) and only upon a termination of Service that constitutes a “separation from service” as that term is defined in Code Section 409A and its corresponding regulations and related guidance.
     (b) Shares awarded hereunder may not be sold, assigned, exchanged, transferred, pledged, hypothecated, made subject to gift, or otherwise disposed of (herein, “Transferred”) other than to APS pursuant to Section 4(a) during the period commencing on the date of the award of such shares and ending on the date of termination of the Outside Director’s Service; provided, however, that in no event, may any shares awarded hereunder be Transferred for a period of six months following the date of the award thereof, except in the case of the recipient’s death or disability, other than to APS pursuant to Section 4(a) hereof.
     (c) Each Participant shall represent and warrant to and agree with APS that he or she (i) takes any shares awarded under the Plan for investment only and not for purposes of sale or other disposition and will also take for investment only and not for purposes of sale or other disposition any rights, warrants, shares or securities which may be issued on account of ownership of such shares, and (ii) will not sell or transfer any shares awarded or any shares received upon exercise of any such rights or warrants except in accordance with (A) an opinion of counsel for APS (or other counsel acceptable of APS) that such shares, rights, warrants or other securities may be disposed of without registration under the Securities Act of 1933, or (B) an applicable “no action” letter issued by the Staff of the Securities and Exchange Commission.
6. Administration Committee. An Administration Committee (the “Committee”) shall have full power and authority to construe and administer the Plan. Any action taken under the provisions of the Plan by the Committee arising out of or in connection with the administration, construction, or effect of the Plan or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon APS and upon all Participants, and all persons claiming under or through any of them. Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review, under a “de novo”, rather than a deferential, standard. The Committee shall have as members the Chief Executive Officer of APS and two officers of APS or its Subsidiaries designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be, in order of automatic designation, the Vice President Administration and the Secretary of APS.
7. Successor Corporation. The obligations under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of APS, or upon any successor corporation or organization succeeding to substantially all of the assets and business of APS. APS agrees that it will make appropriate provision for the preservation of Participants’ rights under this Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

8. Right to Continued Service. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to continued service as a Director of APS.
9. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and APS shall indemnify and hold harmless each member of the Committee, and each employee, officer, director or trustee of APS or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with this Plan unless arising out of such person’s own fraud or bad faith.
10. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the state of incorporation of APS, without reference to the principles of conflicts of law thereof.
11. Approval: Effective Date. The Plan is subject to the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. Upon receipt of such approval, the Plan shall be effective January 1, 1995.
12. Amendment and Termination. The Plan may be amended or terminated by the Board of Directors of APS, provided that, if any such amendment requires shareholder approval to meet the requirements of the then applicable rules under Section 16(b) of the Securities Exchange Act of 1934, such amendment shall require the approval of a majority of the holders of APS’s Common Stock present and entitled to vote at a meeting of shareholders, and provided that such action shall not adversely affect any Participant’s rights under the Plan with respect to awards which were made prior to such action. Notwithstanding the foregoing, Section 4(b) of the Plan may not be amended more often than once every six months other than to comport with changes in the Internal Revenue Code or the Employee Retirement Income Security Act, or the rules thereunder.
13. Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Code Section 409A, and shall be administered in accordance with Code Section 409A and its corresponding regulations and related guidance to the extent that Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Code Section 409A and its corresponding regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.